As filed with the Securities and Exchange Commission on August 9, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

GARTNER, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3099750 (I.R.S. Employer Identification No.)
P.O. Box 10212
56 Top Gallant Road
Stamford, Connecticut 06902-7700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

AMENDED AND RESTATED GARTNER, INC. 2003 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Lewis G. Schwartz
General Counsel
Gartner, Inc.
P.O. Box 10212
56 Top Gallant Road
Stamford, Connecticut 06902-7700
(203) 964 0096
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Larry W. Sonsini
Robert Sanchez
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
Title of securities	Amount to be	maximum offering	aggregate offering	Amount of
to be registered	registered	price per share	price	registration fee
Common Stock, $0.0005 par value, to be issued under the Amended and Restated Gartner, Inc. 2003 Long-Term Incentive Plan (1)	11,000,000 (2)	$10.41 (3)	$114,510,000 (3)	$13,477.83 (4)

(1)	Includes associated rights to purchase preferred stock. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable.
(2)	This Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Amended and Restated Gartner 2003 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Computed in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 2, 2005, which amount was $10.41 per share.
(4)	Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, and was determined by multiplying the aggregate offering amount by 0.0001177.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by Gartner, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) and are incorporated by reference in this registration statement (this “Registration Statement”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 16, 2005;

(b)(1)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Commission on August 9, 2005;

(b)(2)	The Registrant’s Current Report on Form 8-K filed with the Commission on July 28, 2005;

(b)(3)	The Registrant’s Current Report on Form 8-K filed with the Commission on July 6, 2005;

(b)(4)	The Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2005;

(b)(5)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 3, 2005;

(b)(6)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 20, 2005;

(b)(7)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 7, 2005

(b)(8)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 1, 2005;

(b)(9)	The Registrant’s Current Report on Form 8-K filed with the Commission on March 30, 2005;

(b)(10)	The Registrant’s Current Report on Form 8-K filed with the Commission on March 7, 2005;

(b)(11)	The Registrant’s Current Report on Form 8-K filed with the Commission on February 3, 2005;

(b)(12)	The Registrant’s Current Report on Form 8-K filed with the Commission on January 28, 2005;

(c)(1)	The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A/A, filed with the Commission on or about July 6, 2005, and any subsequent amendment and restatement or report filed with the Commission for the purposes of updating such description; and

(c)(2)	The Company’s Amendment No. 2 to the Registration Statement on Form 8-A filed with the Commission on June 30, 2003, which contains a description of the terms, rights and provisions of the Class A Preferred Share Purchase Rights for outstanding shares of the Company’s Class A Common and Class B Preferred Share Purchase Rights for outstanding shares of the Company’s Class B Common Stock, including any amendment or report filed for the purpose of updating such description;
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to the Registration Statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     This Registration Statement incorporates by reference the documents set forth above that the Registrant has previously filed with the SEC. However, the Registrant is not incorporating by reference any information furnished under Item 2.02 or 7.01 (formerly Item 12 or 9) of our Current Reports on Form 8-K filed with the SEC.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“Delaware Law”) provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation, against expenses actually and reasonably incurred, including attorneys’ fees, in connection with such action, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.
     The Company’s Certificate of Incorporation limits, to the maximum extent permitted by Delaware Law, the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s Bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by Delaware Law against all expense, liability and loss, including attorneys’ fees, actually and reasonably incurred and may purchase and maintain insurance against any liability asserted and incurred by reason of serving as such, whether or not the Registrant has the power to indemnify against such liability. The Registrant has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware Law and which require that, to the extent the Registrant maintains liability insurance applicable to officers or directors, each officer and director shall be covered by such policies to the same extent as are accorded the most favorably insured of the Company’s officers or directors, as the case may be.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Amended and Restated Gartner 2003 Long-Term Incentive Plan and form of underlying Stock Option Agreement

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of attorney (included in signature page to this Registration Statement).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on August 9, 2005.

GARTNER, INC

By:	/s/ Christopher Lafond

Christopher Lafond
Executive Vice President,
Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eugene A. Hall and Christopher Lafond, and each of them, his true and lawful attorneys-in-fact, each with the power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that are to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Anne Sutherland Fuchs	Director	August 9, 2005
Anne Sutherland Fuchs

/s/ William O. Grabe	Director	August 9, 2005
William O. Grabe

/s/ Max D. Hopper	Director	August 9, 2005
Max D. Hopper

/s/ John R. Joyce	Director	August 9, 2005
John R. Joyce

/s/ Stephen G. Pagliuca	Director	August 9, 2005
Stephen G. Pagliuca

James C. Smith	Director	August 9, 2005
/s/ James C. Smith

/s/ Michael J. Bingle	Director	August 9, 2005
Michael J. Bingle

/s/ Jeffrey W. Ubben	Director	August 9, 2005
Jeffrey W. Ubben

/s/ Maynard G. Webb, Jr.	Director	August 9, 2005
Maynard G. Webb, Jr.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Gartner 2003 Long-Term Incentive Plan and form of underlying Stock Option Agreement

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of attorney (included in signature page to this Registration Statement).